Exhibit 99.1

FOR IMMEDIATE RELEASE

September 23, 2019

SmartStop Self Storage REIT, Inc. Reports 2019 Second Quarter Results and Highlights

LADERA RANCH, CA – September 23, 2019 – SmartStop Self Storage REIT, Inc. (“SmartStop”) announced continued growth in operations as part of its overall results for the three and six months ended June 30, 2019, alongside the transformation of the company into a self-managed and fully-integrated self storage company.

“During the second quarter, our transformation from an externally-advised REIT into a self-managed and fully-integrated self storage company was completed,” commented Michael McClure, Chief Executive Officer of SmartStop Self Storage REIT, Inc. “The change was formalized when we updated our name to be in alignment with the SmartStop® Self Storage brand. Also, as part of the self administration we acquired the managed REIT platform of our prior sponsor, which will allow us to continue to grow revenues through the sponsorship of two additional self storage REITs. These changes to SmartStop are expected to be substantially accretive, align management more closely with our stockholders, and provide us optionality to explore a variety of strategic alternatives.”

Self Administration

On June 28, 2019, SmartStop completed a full self administration of the SmartStop® Self Storage platform. Prior to the self administration, SmartStop’s former external advisor was responsible for day-to-day management of SmartStop, including identifying and making acquisitions and managing the operations of SmartStop’s properties. However, as a self-administered company, SmartStop now owns the operating platform for SmartStop® Self Storage, including all related intellectual property, proprietary technology, and all internal processes and procedures for both U.S. and Canadian operations. Additionally, SmartStop acquired approximately 350 self storage professionals, including a dedicated executive team with an average of 15 years of self storage experience, and now performs investment and property management services on its own behalf. Finally, SmartStop is now the sponsor of Strategic Storage Trust IV, Inc. and Strategic Storage Growth Trust II, Inc. (together the “Managed REITs”), which allow SmartStop to grow its size, scale, and revenue through the properties managed on behalf of the Managed REITs.

SmartStop represents the tenth largest self storage company in North America with over 130 properties owned or managed, across 18 U.S. states and the Greater Toronto Area. Its fully-integrated self storage platform, coupled with access to institutional and retail investors, will enable SmartStop to achieve further economies of scale. With its international self storage presence and experience, combined with the Managed REIT platform, SmartStop has a unique opportunity for growth in the self storage industry.

SSGT Merger

On January 24, 2019, SmartStop completed its acquisition of Strategic Storage Growth Trust, Inc. (“SSGT”) by merger. While SmartStop had historically focused on stabilized properties, the SSGT merger added growth oriented properties to SmartStop’s existing portfolio. Through the merger, SmartStop acquired 28 operating self storage facilities with a physical occupancy of approximately 78% at the time of the merger which grew to 82% as of June 30, 2019. Additionally, SmartStop acquired one development property in the Greater Toronto, Canada area and the rights to acquire another property under development in Gilbert, Arizona, which was acquired on July 11, 2019. Over the next 24 to 36 months, SmartStop believes the SSGT properties will continue to grow revenues and NOI, and will become accretive to MFFO and cash flow over that time.

Second Quarter 2019 Highlights:

•	Increased total revenues by approximately $5.9 million, or 30%, when compared to the same period in 2018, primarily as a result of the SSGT merger.
•

Increased same-store revenues by 0.2% compared to the same period in 2018. SmartStop adopted ASU 2016-02 Leases (Topic 842) on January 1, 2019, which required bad debt expense to be reflected as a reduction of self storage revenue instead of as a property operating expense. If SmartStop had applied ASU 2016-02 to its 2018 results, same-store revenue would have increased by approximately 1.8%.

•

Same-store annualized revenue per occupied square foot was approximately $15.78 for the second quarter of 2019, which represented a decrease of approximately 0.6% when compared to the same period in 2018. If SmartStop had applied ASU 2016-02 Leases (Topic 842) to its 2018 results, annualized revenue per occupied square foot would have increased approximately 1.1% for the three months ended June 30, 2019 when compared to the same period in 2018.

•	Reported same-store average physical occupancy of 89.1% for the three months ended June 30, 2019, compared to 88.6% during the same period in 2018.
•	Increased same-store NOI by 1.2% compared to the same period in 2018, primarily attributable to increases in same-store revenues.
•

Modified funds from operations decreased by approximately $4.2 million, or 89%, when compared to the same period in 2018, primarily related to increases in interest expense as a result of the SSGT merger financing.

Six Months Ended June 30, 2019 Highlights:

•	Increased total revenues by approximately $10 million, or 25%, when compared to the same period in 2018, primarily as a result of the SSGT merger.
•

Decreased same-store revenues by 0.3% compared to the same period in 2018. SmartStop adopted ASU 2016-02 Leases (Topic 842) on January 1, 2019, which required bad debt expense to be reflected as a reduction of self storage revenue instead of as a property operating expense. If SmartStop had applied ASU 2016-02 to its 2018 results, same-store revenue would have increased approximately 1.2%.

•

Same-store annualized revenue per occupied square foot was approximately $15.76 for the six months ended June 30, 2019, which represented a decrease of approximately 0.3% when compared to the same period in 2018. If SmartStop had applied ASU 2016-02 Leases (Topic 842) to its 2018 results, annualized revenue per occupied square foot would have increased approximately 1.2% for the six months ended June 30, 2019 when compared to the same period in 2018.

•	Reported same-store average physical occupancy of 88.5% for the six months ended June 30, 2019, compared to 88.6% during the same period in 2018.
•	Decreased same-store NOI by 1.8% compared to the same period in 2018, primarily attributable to increases in property operating expenses related to increased advertising, payroll, and property taxes.
•

Modified funds from operations decreased by approximately $8.1 million, or 81%, when compared to the same period in 2018, primarily related to increases in interest expense as a result of the SSGT merger financing.

Recent Valuation and NAV Calculation

On June 26, 2019 SmartStop’s board of directors approved an updated Net Asset Value per share (“NAV”) of $10.66, as calculated on March 31, 2019. The updated NAV represented an increase from the previously approved value as of December 31, 2017 of $10.65. The NAV calculation was performed with the valuation services of Robert A. Stanger and Co., Inc., and was in alignment with the Investment Program Association’s (“IPA”) April 2013 guidelines for the valuations of publicly registered non-traded REITs.

Appointment of New Officers

On June 28, 2019 SmartStop enhanced its leadership structure by appointing the following individuals to the following positions within the company:

•H. Michael Schwartz, Executive Chairman

•Michael S. McClure, Chief Executive Officer

•Wayne Johnson, President and Chief Investment Officer

•James Barry, Chief Financial Officer and Treasurer

•Michael O. Terjung, Chief Accounting Officer

•Nicholas M. Look, General Counsel and Secretary

•Gerald Valle, Senior Vice President – Self Storage Operations

Acquisition

On July 11, 2019, upon issuance of the certificate of occupancy, SmartStop acquired a newly constructed property in Gilbert, AZ for a purchase price of $10 million, plus closing costs and acquisition fees. SmartStop acquired the rights to the Gilbert, AZ property by way of the SSGT merger, and the property became the second wholly owned property owned in Arizona.

Quarterly Distributions

On June 11, 2019, SmartStop’s board of directors declared a distribution rate for the third quarter of 2019 of approximately $0.001644 per day per share on the outstanding shares of common stock payable to both Class A and Class T stockholders, consistent with previous quarters. In connection with this distribution, after the stockholder servicing fee is paid, approximately $0.0014 per day will be paid per Class T share. Such distributions payable to each stockholder of record during a month will be paid the following month.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2019 (Unaudited)	December 31, 2018
ASSETS
Real estate facilities:
Land	$334,187,183	$269,522,776
Buildings	775,331,175	507,580,145
Site improvements	60,048,865	43,193,105
	1,169,567,223	820,296,026
Accumulated depreciation	(68,743,726)	(54,264,685)
	1,100,823,497	766,031,341
Construction in process	8,981,215	130,383
Real estate facilities, net	1,109,804,712	766,161,724
Cash and cash equivalents	14,814,652	10,272,020
Restricted cash	6,565,514	3,740,188
Investments in and advances to managed REITs	6,025,782	—
Other assets, net	6,479,958	14,580,417
Debt issuance costs, net of accumulated amortization	—	36,907
Intangible assets, net of accumulated amortization	37,623,254	1,562,781
Trademarks, net of accumulated amortization	19,798,167	—
Goodwill	78,372,980	—
Total assets	$1,279,485,019	$796,354,037
LIABILITIES AND EQUITY
Debt, net	$798,798,013	$406,084,103
Accounts payable and accrued liabilities	19,455,226	7,691,990
Due to affiliates	2,255,642	2,203,837
Distributions payable	2,879,771	2,890,395
Contingent earnout	30,900,000	—
Deferred tax liability	7,402,440	—
Total liabilities	861,691,092	418,870,325
Commitments and contingencies
Redeemable common stock	36,143,195	32,226,815
Equity:
SmartStop Self Storage REIT, Inc. equity:
Preferred stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at June 30, 2019 and December 31, 2018	—	—
Class A common stock, $0.001 par value; 350,000,000 shares authorized; 51,000,324 and 50,437,059 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	51,000	50,437
Class T common stock, $0.001 par value; 350,000,000 shares authorized; 7,602,618 and 7,533,790 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	7,602	7,534
Additional paid-in capital	491,113,855	500,474,807
Distributions	(111,192,953)	(94,248,326)
Accumulated deficit	(73,444,156)	(62,340,153)
Accumulated other comprehensive income (loss)	(1,613,117)	1,390,354
Total SmartStop Self Storage REIT, Inc. equity	304,922,231	345,334,653
Noncontrolling interests in our Operating Partnership	76,706,701	(77,756)
Other noncontrolling interests	21,800	—
Total noncontrolling interests	76,728,501	(77,756)
Total equity	381,650,732	345,256,897
Total liabilities and equity	$1,279,485,019	$796,354,037

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Self storage rental revenue	$25,154,971	$19,555,480	$48,386,620	$38,987,895
Ancillary operating revenue	749,375	490,036	1,401,051	924,078
Managed REIT Platform revenue	29,062	—	29,062	—
Reimbursable costs from Managed REITs	47,109	—	47,109	—
Total revenues	25,980,517	20,045,516	49,863,842	39,911,973
Operating expenses:
Property operating expenses	8,775,557	6,275,002	16,974,602	12,221,105
Property operating expenses – affiliates	3,380,954	2,559,136	6,605,670	5,115,513
Managed REIT Platform expenses	10,569	—	10,569	—
Reimbursable costs from Managed REITs	47,109	—	47,109	—
General and administrative	1,826,886	1,430,276	3,481,070	2,633,210
Depreciation	7,420,510	5,081,042	14,288,918	10,147,586
Intangible amortization expense	2,354,332	1,038,263	4,081,308	2,218,765
Self administration transaction expenses	1,350,188	—	1,488,271	—
Acquisition expenses – affiliates	45,119	17,915	84,061	26,220
Other property acquisition expenses	387	204,079	84,236	253,430
Total operating expenses	25,211,611	16,605,713	47,145,814	32,615,829
Operating income	768,906	3,439,803	2,718,028	7,296,144
Other income (expense):
Interest expense	(9,762,302)	(4,467,403)	(18,323,804)	(8,829,468)
Interest expense – accretion of fair market value of secured debt	33,191	111,151	65,659	225,511
Interest expense – debt issuance costs	(1,073,725)	(325,569)	(1,915,258)	(644,952)
Net loss on extinguishment of debt	—	—	(1,487,867)	—
Gain resulting from acquisition of unconsolidated affiliates	8,017,353	—	8,017,353	—
Other	(267,395)	(195,312)	(306,401)	(151,612)
Net loss	(2,283,972)	(1,437,330)	(11,232,290)	(2,104,377)
Net loss attributable to the noncontrolling interests in our Operating Partnership	71,527	10,274	128,286	16,118
Net loss attributable to SmartStop Self Storage REIT, Inc. common stockholders	$(2,212,445)	$(1,427,056)	$(11,104,004)	$(2,088,259)
Net loss per Class A share – basic and diluted	$(0.04)	$(0.02)	$(0.19)	$(0.04)
Net loss per Class T share – basic and diluted	$(0.04)	$(0.02)	$(0.19)	$(0.04)
Weighted average Class A shares outstanding – basic and diluted	50,679,825	49,729,983	50,603,703	49,612,813
Weighted average Class T shares outstanding – basic and diluted	7,581,180	7,417,021	7,563,544	7,396,286

SSGT Merger

On January 24, 2019, SmartStop merged with SSGT, a REIT focused on opportunistic self storage properties, including development and lease-up properties. Through the SSGT merger, SmartStop acquired 28 operating self storage facilities which had a physical occupancy of approximately 78% at acquisition, along with one development property in the Greater Toronto, Canada area and the rights to acquire another property under development in Gilbert, Arizona, which was acquired subsequent to June 30, 2019.  While the SSGT portfolio generated positive operating income in the first and second quarters of 2019, the portfolio was not yet physically or economically stabilized and is expected to continue to grow in various key metrics.

The SSGT portfolio physical occupancy, which was 78% at the close of the merger on January 24, 2019, grew to 80% as of March 31, 2019 and further increased to 82% as of June 30, 2019. Physical occupancy represents the percentage of square feet occupied for all 28 SSGT operating properties as of each date. Properties that were under development or had not yet been acquired were excluded from each point in time.

Over the next 24 to 36 months, SmartStop believes the SSGT properties will continue to grow revenues and NOI, and will become accretive to MFFO and cash flow over that time. While SmartStop expects physical occupancy to continue to improve as the SSGT properties continue to approach stabilization, the acquisition of the Gilbert property and the opening of the Toronto development may cause short term dilution in physical occupancy. While MFFO for the current quarter was diluted as a result of the SSGT merger and associated increase in debt, the progress in the lease up of the SSGT portfolio shown above, coupled with the acquisition of the Gilbert property and the completion of the Toronto development property, SmartStop believes will be further accretive to cash flow and MFFO in the future.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF MODIFIED FUNDS FROM OPERATIONS

(Unaudited)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Net loss (attributable to common stockholders)	$(2,212,445)	$(1,427,056)	$(11,104,004)	$(2,088,259)
Add:
Depreciation of real estate	7,325,953	5,019,318	14,125,014	10,022,905
Amortization of real estate related intangible assets	2,286,161	1,038,263	4,013,137	2,218,765
Deduct:
Gain resulting from acquisition of unconsolidated affiliates(1)	(8,017,353)	—	(8,017,353)	—
Adjustment for noncontrolling interests	(54,817)	(52,872)	(106,875)	(107,112)
FFO (attributable to common stockholders)	(672,501)	4,577,653	(1,090,081)	10,046,299
Other Adjustments:
Acquisition expenses(2)	45,506	221,994	168,297	279,650
Self administration transaction expenses (3)	1,350,188	—	1,488,271	—
Accretion of fair market value of secured debt(4)	(33,191)	(111,151)	(65,659)	(225,511)
Net loss on extinguishment of debt(5)	—	—	1,487,867	—
Foreign currency and interest rate derivative (gains) losses, net(6)	(169,666)	—	(78,783)	(91,055)
Adjustment for noncontrolling interests	6,362	2,077	(929)	(3,585)
MFFO (attributable to common stockholders)	$526,698	$4,690,573	$1,908,983	$10,005,798

SmartStop’s 2019 results have been significantly impacted by the SSGT merger and additional debt incurred to finance such acquisition. The information below should be read in conjunction with the discussion regarding the SSGT Mergers.

(1)

Such gain was recorded as a result of obtaining control of certain of SmartStop’s tenant programs joint ventures in the Self Administration Transaction and in accordance with the NAREIT White Paper was excluded from the determination of FFO.

(2)

In evaluating investments in real estate, SmartStop differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for publicly registered, non-traded REITs that have generally completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition related expenses, SmartStop believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of their properties. Acquisition fees and expenses include payments to their Former External Advisor and third parties. Acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by them, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property.

(3)

Self administration transaction expenses consist primarily of legal fees, as well as fees for other professionals and financial advisors incurred in connection with the Self Administration Transaction. SmartStop believes that adjusting for such non-recurring items provides useful supplemental information because such expenses may not be reflective of on-going operations and is consistent with management’s analysis of operating performance.

(4)

This represents the difference between the stated interest rate and the estimated market interest rate on assumed notes as of the date of acquisition. Such amounts have been excluded from MFFO because SmartStop believes MFFO provides useful supplementary information by focusing on operating fundamentals, rather than events not related to their normal operations. They are responsible for managing interest rate risk and do not rely on another party to manage such risk.

(5)

The net loss associated with the extinguishment of debt includes prepayment penalties, the write-off of unamortized deferred financing fees, and other fees incurred.  SmartStop believes that adjusting for such non-recurring items provides useful supplemental information because such losses may not be reflective of on-going transactions and operations and is consistent with management’s analysis of operating performance.
(6)

This represents the mark-to-market adjustment for SmartStop’s derivative instruments not designated for hedge accounting and the ineffective portion of the change in fair value of derivatives recognized in earnings, as well as changes in foreign currency related to foreign equity investments not classified as long term. These derivative contracts are intended to manage the Company’s exposure to interest rate and foreign currency risk which may not be reflective of ongoing performance and may reflect unrealized impacts on their operating performance. Such amounts are recorded in “Other” within the consolidated statements of operations.

Non-cash Items Included in Net Loss:

Provided below is additional information related to selected non-cash items included in net loss above, which may be helpful in assessing SmartStop’s operating results:

•

Interest expense - debt issuance costs of approximately $1.1 million and $0.3 million, respectively, were recognized for the three months ended June 30, 2019 and 2018. Interest expense - debt issuance costs of approximately $1.9 million and $0.6 million, respectively, were recognized for the six months ended June 30, 2019 and 2018.

SMARTSTOP SELF STORAGE REIT, INC. AND SUBSIDIARIES

NON-GAAP MEASURE – COMPUTATION OF SAME-STORE OPERATING RESULTS

(Unaudited)

The following table sets forth operating data for SmartStop’s same-store facilities (those properties included in the consolidated results of operations since April 1, 2018 excluding Centennial (which was a lease up facility during 2018)), for the three months ended June 30, 2019 and 2018. SmartStop considers the following data to be meaningful as this allows for the comparison of results without the effects of acquisition or development activity.

	Same-Store Facilities					Non Same-Store Facilities			Total
	2019	2018		% Change		2019	2018	% Change	2019	2018	% Change
Revenue (3)	$19,921,453	$19,883,627		0.2%	(1)(2)	$5,982,893	$161,889	N/M	$25,904,346	$20,045,516	29.2%
Property operating expenses (4)	7,256,766	7,368,914		(1.5)%	(1)(2)	3,041,057	103,933	N/M	10,297,823	7,472,847	37.8%
Property operating income	$12,664,687	$12,514,713		1.2%		$2,941,836	$57,956	N/M	$15,606,523	$12,572,669	24.1%
Number of facilities	82	82				30	1		112	83
Rentable square feet (5)	5,963,100	5,963,100				2,261,200	66,500		8,224,300	6,029,600
Average physical occupancy (6)	89.1%	88.6%				N/M	N/M		86.4%	88.5%
Annualized rent per occupied square foot (7)	$15.78	$15.88	(1)(2)			N/M	N/M		$15.31	$15.83

N/M - Not meaningful

(1)

The adoption of ASU 2016-02 Leases (Topic 842) on January 1, 2019, requires expected loss related to collectability of rental payments, previously reflected in property operating expenses as bad debt expense, to be reflected as a reduction to self storage rental revenue. If SmartStop had applied this ASU to their 2018 results, same-store revenue and property operating expenses for the three months ended June 30, 2018 would have been approximately $19.6 million and $7.0 million, respectively. This would have resulted in an increase in same-store revenue for the three months ended June 30, 2019 of approximately $0.4 million, or 1.8%, and an increase in same-store property operating expenses for the same period of approximately $0.2 million, or 2.9%.  In addition, annualized rent per occupied square foot would have been $15.62, resulting in an annual increase of approximately 1.1% for the three months ended June 30, 2019.

(2)

SmartStop’s same-store results for the three months ended June 30, 2019 and 2018 include 9 self storage facilities located in the Greater Toronto Area whose transactions are denominated in Canadian Dollars and translated to U.S. dollars at the average rates for the period. Including the application of ASU 2016-02 Leases (Topic 842) treatment to the 2018 results as noted in note 1 above and adjusting foreign exchange rates on a same-currency basis, the adjusted result would have been an increase in same-store revenue for the three months ended June 30, 2019 of approximately $0.5 million, or 2.4% and an increase in same-store net operating income for the same period of approximately $0.2 million, or 1.7%.

(3)	Revenue includes rental revenue, ancillary revenue, and administrative and late fees.
(4)

Property operating expenses excludes corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization expense, and acquisition expenses, but includes property management fees.

(5)

Of the total rentable square feet, parking represented approximately 695,000 square feet and 540,000 square feet as of June 30, 2019 and 2018, respectively. On a same-store basis, for the same periods, parking represented approximately 540,000 square feet.

(6)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(7)

Determined by dividing the aggregate realized rental revenue for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. SmartStop has excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot.

SmartStop’s same-store property operating expenses decreased by approximately $0.1 million for the three months ended June 30, 2019 compared to the three months ended June 30, 2018 primarily due to an increase in payroll and property taxes, offset by the adoption of ASU 2016-02.

The following table presents a reconciliation of net loss to operating income as presented on SmartStop’s consolidated statements of operations for the periods indicated:

	For the Three Months Ended June 30,
	2019	2018
Net loss	$(2,283,972)	$(1,437,330)
Adjusted to exclude:
Managed REIT Platform revenue	(29,062)	—
Asset management fees (1)	1,858,688	1,361,291
Managed REIT Platform expenses	10,569	—
General and administrative	1,826,886	1,430,276
Depreciation	7,420,510	5,081,042
Intangible amortization expense	2,354,332	1,038,263
Self administration transaction expenses	1,350,188	—
Acquisition expenses—affiliates	45,119	17,915
Other property acquisition expenses	387	204,079
Interest expense	9,762,302	4,467,403
Interest expense—accretion of fair market value of secured debt	(33,191)	(111,151)
Interest expense—debt issuance costs	1,073,725	325,569
Gain resulting from acquisition of unconsolidated affiliates	(8,017,353)	—
Other	267,395	195,312
Total property operating income	$15,606,523	$12,572,669

(1)	Asset management fees are included in Property operating expenses – affiliates in the consolidated statements of operations.

The following table sets forth operating data for SmartStop’s same-store facilities (those properties included in the consolidated results of operations since January 1, 2018, excluding Centennial (which was a lease up facility during 2018)) for the six months ended June 30, 2019 and 2018. SmartStop considers the following data to be meaningful as this allows for the comparison of results without the effects of acquisition or development activity.

	Same-Store Facilities					Non Same-Store Facilities			Total
	2019	2018		% Change		2019	2018	% Change	2019	2018	% Change
Revenue (3)	$39,491,355	$39,603,895		(0.3)%	(1)(2)	$10,296,316	$308,078	N/M	$49,787,671	$39,911,973	24.7%
Property operating expenses (4)	14,715,251	14,381,415		2.3%	(1)(2)	5,242,462	226,780	N/M	19,957,713	14,608,195	36.6%
Property operating income	$24,776,104	$25,222,480		(1.8)%		$5,053,854	$81,298	N/M	$29,829,958	$25,303,778	17.9%
Number of facilities	82	82				30	1		112	83
Rentable square feet (5)	5,963,100	5,963,100				2,261,200	66,500		8,224,300	6,029,600
Average physical occupancy (6)	88.5%	88.6%				N/M	N/M		85.6%	88.5%
Annualized rent per occupied square foot (7)	$15.76	$15.80	(1)(2)			N/M	N/M		$15.31	$15.76

N/M Not meaningful

(1)

The adoption of ASU 2016-02 Leases (Topic 842) on January 1, 2019, requires SmartStop’s expected loss related to collectability of rental payments, previously reflected in property operating expenses as bad debt expense, to be reflected as a reduction to self storage rental revenue. If they had applied this ASU to their 2018 results, same-store revenue and property operating expenses for the six months ended June 30, 2018 would have been approximately $39.0 million and $13.8 million, respectively. This would have resulted in an increase in same-store revenue for the six months ended June 30, 2019 of approximately $0.5 million, or 1.2%, and an increase in same-store property operating expenses for the same period of approximately $0.9 million, or 6.6%.  In addition, annualized rent per occupied square foot would have been $15.56, resulting in an annual increase of approximately 1.2% for the six months ended June 30, 2019.

(2)

SmartStop’s same-store results for the six months ended June 30, 2019 and 2018 include 9 self storage facilities located in the Greater Toronto Area whose transactions are denominated in Canadian Dollars and translated to U.S. dollars at the average rates for the period. Including the application of ASU 2016-02 Leases (Topic 842) treatment to the 2018 results as noted in note 1 above and adjusting foreign exchange rates on a same-currency basis, the adjusted result would have been an increase in same-store revenue for the six months ended June 30, 2019 of approximately $0.7 million, or 1.8% and a decrease in same-store net operating income for the same period of approximately $0.3 million, or 1.2%.

(3)	Revenue includes rental revenue, ancillary revenue, and administrative and late fees.
(4)

Property operating expenses excludes corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization expense, and acquisition expenses, but includes property management fees.

(5)

Of the total rentable square feet, parking represented approximately 695,000 square feet and 540,000 square feet as of June 30, 2019 and 2018, respectively. On a same-store basis, for the same periods, parking represented approximately 540,000 square feet.

(6)

Determined by dividing the sum of the month-end occupied square feet for the applicable group of facilities for each applicable period by the sum of their month-end rentable square feet for the period.

(7)

Determined by dividing the aggregate realized rental revenue for each applicable period by the aggregate of the month-end occupied square feet for the period. Properties are included in the respective calculations in their first full month of operations, as appropriate. SmartStop has excluded the realized rental revenue and occupied square feet related to parking herein for the purpose of calculating annualized rent per occupied square foot.

SmartStop’s same-store property operating expenses increased by approximately $0.3 million for the six months ended June 30, 2019 compared to the six months ended June 30, 2018 primarily due to increases in payroll, property taxes, advertising and repairs and maintenance, offset by approximately $0.6 million of bad debt expense recorded in property operating expenses for the six months ended June 30, 2018, prior to the adoption of ASU 2016-02.

The following table presents a reconciliation of net loss as presented on SmartStop’s consolidated statements of operations to property operating income, as stated above, for the periods indicated:

	For the Six Months Ended June 30,
	2019	2018
Net loss	$(11,232,290)	$(2,104,377)
Adjusted to exclude:
Managed REIT Platform revenue	(29,062)	—
Asset management fees (2)	3,622,559	2,728,423
Managed REIT Platform expenses	10,569	—
General and administrative	3,481,070	2,633,210
Depreciation	14,288,918	10,147,586
Intangible amortization expense	4,081,308	2,218,765
Self administration transaction expenses	1,488,271	—
Acquisition expenses—affiliates	84,061	26,220
Other property acquisition expenses	84,236	253,430
Interest expense	18,323,804	8,829,468
Interest expense—accretion of fair market value of secured debt	(65,659)	(225,511)
Interest expense—debt issuance costs	1,915,258	644,952
Net loss on extinguishment of debt	1,487,867	—
Gain resulting from acquisition of unconsolidated affiliates	(8,017,353)	—
Other	306,401	151,612
Total property operating income	$29,829,958	$25,303,778

ADDITIONAL INFORMATION REGARDING NOI, FFO, and MFFO

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that SmartStop defines as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses and other non-property related expenses. SmartStop believes that NOI is useful for investors as it provides a measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the ongoing operation of the properties. Additionally, SmartStop believes that NOI (also referred to as property operating income) is a widely accepted measure of comparative operating performance in the real estate community. However, SmartStop’s use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.

Funds from Operations (“FFO”) and Modified Funds from Operations (“MFFO”)

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or NAREIT, an industry trade group, has promulgated a measure known as funds from operations, or FFO, which SmartStop believes to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to SmartStop’s net income (loss) as determined under GAAP.

SmartStop defines FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, or the White Paper. The White Paper defines FFO as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment write downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Additionally, gains and losses from change in control are excluded from the determination of FFO. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. SmartStop’s FFO calculation complies with NAREIT’s policy described above.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Diminution in value may occur if such assets are not adequately maintained or repaired and renovated as required by relevant circumstances or other measures necessary to maintain the assets are not undertaken. However, SmartStop believes that, since real estate values historically rise and fall with market conditions, including inflation, interest rates, the business cycle, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation may be less informative. In addition, in the determination of FFO, SmartStop believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations and assessments regarding general market conditions which can change over time. An asset will only be evaluated for impairment if certain impairment indications exist and if the carrying value, or book value, exceeds the total estimated undiscounted future cash flows (including net rental revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) from such asset. Testing for impairment is a continuous process and is analyzed on a quarterly basis. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and that SmartStop intends to have a relatively limited term of SmartStop’s operations; it could be difficult to recover any impairment charges through the eventual sale of the property. To date, SmartStop has not recognized any impairments.

Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, SmartStop believes that the use of FFO, which excludes the impact of real estate related depreciation and amortization and impairments, assists in providing a more complete understanding of SmartStop’s performance to investors and to SmartStop’s management, and when compared year over year, reflects the impact on SmartStop’s operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income (loss).

However, FFO or modified funds from operations (“MFFO”), discussed below, should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income (loss) or in its applicability in evaluating SmartStop’s operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be considered a more relevant measure of operational performance and is, therefore, given more prominence than the non-GAAP FFO and MFFO measures and the adjustments to GAAP in calculating FFO and MFFO.

Changes in the accounting and reporting rules under GAAP that were put into effect and other changes to GAAP accounting for real estate subsequent to the establishment of NAREIT’s definition of FFO have prompted an increase in cash-settled expenses, specifically acquisition fees and expenses. Prior to January 1, 2019, when SmartStop adopted new accounting guidance, such costs were entirely expensed as operating expenses under GAAP. Subsequent to January 1, 2019, certain of such costs continue to be expensed. SmartStop believes these fees and expenses do not affect SmartStop’s overall long-term operating performance. Publicly registered, non-traded REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. The purchase of properties, and the corresponding expenditures associated with that process, is a key feature of SmartStop’s business plan in order to generate operational income and cash flow in order to make distributions to investors. While other start-up entities may also experience significant acquisition activity during their initial years, SmartStop believes that publicly registered, non-traded REITs are unique in that they typically have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases. SmartStop has used the proceeds raised in SmartStop’s offering, including SmartStop’s DRP offering, to acquire properties, and SmartStop expects to begin the process of achieving a liquidity event (i.e., listing of SmartStop’s shares of common stock on a national securities exchange, a merger or sale, the sale of all or substantially all of SmartStop’s assets, or another similar transaction) within three to five years after the completion of SmartStop’s primary offering, which is generally comparable to other publicly registered, non-traded REITs. Thus, SmartStop does not intend to continuously purchase assets and intend to have a limited life. The decision whether to engage in any liquidity event is in the sole discretion of SmartStop’s board of directors. Due to the above factors and other unique features of publicly registered, non-traded REITs, the Investment Program Association, or the IPA, an industry trade group, has standardized a measure known as MFFO, which the IPA has recommended as a supplemental measure for publicly registered, non-traded REITs and which SmartStop believes to be another appropriate supplemental measure to reflect the operating performance of a publicly registered, non-traded REIT having the characteristics described above. MFFO is not equivalent to SmartStop’s net income (loss) as determined under GAAP, and MFFO may not be a useful measure of the impact of long-term operating performance on value if SmartStop does not ultimately engage in a liquidity event. SmartStop believes that, because MFFO excludes any acquisition fees and expenses that affect their operations only in periods in which properties are acquired and that they considers more reflective of investing activities, as well as other non-operating items included in FFO, MFFO can provide, on a going-forward basis, an indication of the sustainability (that is, the capacity to continue to be maintained) of their operating performance after the period in which they are acquiring their properties and once their portfolio is in place. By providing MFFO, they believe they are presenting useful information that assists investors and analysts to better assess the sustainability of their operating performance after their primary offering has been completed and their properties have been acquired. SmartStop also believes that MFFO is a recognized measure of sustainable operating performance by the publicly registered, non-traded REIT industry. Further, they believe MFFO is useful in comparing the sustainability of their operating performance after their primary offering and acquisitions are completed with the sustainability of the operating performance of other real estate companies that are not as involved in acquisition activities. Investors are cautioned that MFFO should only be used to assess the sustainability of SmartStop’s operating performance after their primary offering has been completed and properties have been acquired, as it excludes any acquisition fees and expenses that have a negative effect on SmartStop’s operating performance during the periods in which properties are acquired.

SmartStop defines MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds From Operations (the “Practice Guideline”) issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income (loss): acquisition fees and expenses; amounts relating to straight line rents and amortization of above or below intangible lease assets and liabilities; accretion of discounts and amortization of premiums on debt investments; non-recurring impairments of real estate related investments; mark-to-market adjustments included in net income; non-recurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, adjustments relating to contingent purchase price obligations included in net income, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. The accretion of discounts and amortization of premiums on debt investments, unrealized gains and losses on hedges, foreign exchange, derivatives or securities holdings, unrealized gains and losses resulting from consolidations, as well as other listed cash flow adjustments are adjustments made to net income (loss) in calculating cash flows from operations and, in some cases, reflect gains or losses which are unrealized and may not ultimately be realized.

SmartStop’s MFFO calculation complies with the IPA’s Practice Guideline described above. In calculating MFFO, SmartStop excludes acquisition related expenses, the amortization of fair value adjustments related to debt, non-recurring gains or losses included in net income from the extinguishment or sale of debt, mark to market adjustments recorded in net income related to their derivatives, adjustments from changes in foreign currency rates, and the adjustments of such items related to noncontrolling interests. The other adjustments included in the IPA’s Practice Guideline are not applicable to SmartStop for the periods presented. Acquisition fees and expenses are paid in cash by SmartStop, and they have not set aside or put into escrow any specific amount of proceeds from their offering to be used to fund acquisition fees and expenses. SmartStop does not intend to fund acquisition fees and expenses in the future from operating revenues and cash flows, nor from the sale of properties and subsequent re-deployment of capital and concurrent incurrence of acquisition fees and expenses. Acquisition fees and expenses include payments to SmartStop’s Former External Advisor and third parties. Certain acquisition related expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated, unless earnings from operations or net sales proceeds from the disposition of other properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to such property. In the future, if SmartStop is not able to raise additional proceeds from their DRP offering or other offerings, this could result in them paying acquisition fees or reimbursing acquisition expenses due to their Formal External Advisor, or a portion thereof, with net proceeds from borrowed funds, operational earnings or cash flows, net proceeds from the sale of properties, or ancillary cash flows. As a result, the amount of proceeds available for investment and operations would be reduced, or SmartStop may incur additional interest expense as a result of borrowed funds.

Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss) in determining cash flows from operations. In addition, SmartStop views fair value adjustments of derivatives and the amortization of fair value adjustments related to debt as items which are unrealized and may not ultimately be realized or as items which are not reflective of on-going operations and are therefore typically adjusted for when assessing operating performance.

SmartStop uses MFFO and the adjustments used to calculate it in order to evaluate SmartStop’s performance against other publicly registered, non-traded REITs which intend to have limited lives with short and defined acquisition periods and targeted exit strategies shortly thereafter. As noted above, MFFO may not be a useful measure of the impact of long-term operating performance if SmartStop does not continue to operate in this manner. SmartStop believes that their use of MFFO and the adjustments used to calculate it allow them to present their performance in a manner that reflects certain characteristics that are unique to publicly registered, non-traded REITs, such as their limited life, limited and defined acquisition period and targeted exit strategy, and hence that the use of such measures may be useful to investors. For example, acquisition fees and expenses are intended to be funded from the proceeds of SmartStop’s offering and other financing sources and not from operations. By excluding any expensed acquisition fees and expenses, the use of MFFO provides information consistent with management’s analysis of the operating performance of the properties. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to their current operating performance. By excluding such charges that may reflect anticipated and unrealized gains or losses, SmartStop believes MFFO provides useful supplemental information.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. Furthermore, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of SmartStop’s performance, as an alternative to cash flows from operations, which is an indication of SmartStop’s liquidity, or indicative of funds available to fund their cash needs including SmartStop’s ability to make distributions to SmartStop’s stockholders. FFO and MFFO should be reviewed in conjunction with other measurements as an indication of SmartStop’s performance. MFFO may be useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete.

Neither the SEC, NAREIT, nor any other regulatory body has passed judgment on the acceptability of the adjustments that SmartStop uses to calculate FFO or MFFO. In the future, the SEC, NAREIT or another regulatory body may decide to standardize the allowable adjustments across the publicly registered, non-traded REIT industry and they would have to adjust SmartStop’s calculation and characterization of FFO or MFFO.

About SmartStop Self Storage REIT, Inc. (“SmartStop”):

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 350 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through a wholly owned subsidiary, also sponsors other self storage programs, including Strategic Storage Trust IV, Inc. and other private programs. It is the tenth largest self storage company in the U.S., with approximately $1.4 billion of real estate assets under management, including 113 properties in 17 states and Toronto, Canada that are directly owned and managed by SmartStop, as well as a growing portfolio of 21 properties in 8 states where SmartStop serves as the property manager for properties owned by its sponsored programs. In total, this portfolio comprises approximately 87,000 units and 10 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements.

All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the expected effects and benefits of the SSGT merger and self administration transaction, including anticipated future financial and operating results and synergies, as well as all other statements in this press release, other than historical facts. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements, including, without limitation, the following: (i)  risks related to disruption of management’s attention from SmartStop’s ongoing business operations due to the SSGT merger, the self administration transaction, or other business matters; (ii) significant transaction costs, including financing costs, and unknown liabilities; (iii) failure to realize the expected benefits and synergies of the SSGT merger or the self administration transaction in the expected timeframes or at all; (iv) costs or difficulties related to the integration of acquired self storage facilities and operations, including facilities acquired through the SSGT merger and operations acquired through the self administration transaction; (v) changes in global, political, economic, business, competitive and market conditions; (vi) changes in tax and other laws and regulations; or (vii) difficulties in SmartStop’s ability to attract and retain qualified personnel and management.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent SmartStop’s views as of the date on which such statements were made. SmartStop anticipates that subsequent events and developments may cause its views to change. These forward-looking statements should not be relied upon as representing SmartStop’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of SmartStop are described in the risk factors included in SmartStop’s filings with the SEC, including SmartStop’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and subsequent Quarterly Reports on Form 10-Q, which factors are incorporated herein by reference, all of which are filed with the SEC and available at www.sec.gov. SmartStop expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.